EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of Bridgeline Digital, Inc. on Forms S-8 (Nos. 333-213185,333-208891,333-170819, 333-188854, 333-181677 and 333-181678) and Form S-3 (No. 333-214602 and 333-218116) of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated December 27, 2019, and with respect to our audits of the consolidated financial statements of Bridgeline Digital, Inc. as of September 30, 2019 and 2018 and for the years then ended, which report is included in this Annual Report on Form 10-K of Bridgeline Digital, Inc. for the year ended September 30, 2019.

/s/ Marcum LLP

Marcum LLP

Boston, Massachusetts

December 27, 2019